Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-194312) and Form S-8 (Nos. 333-180996, 333-186370, 333-194313, 333-202346 and 333-209745) of Merrimack Pharmaceuticals, Inc. of our report dated March 1, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the reverse stock split discussed in Note 1, the disclosure regarding the Company’s ability to continue as a going concern discussed in Note 1 and the discontinued operations discussed in Note 2, as to which the date is December 15, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 15, 2017